Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) dated March 31, 2025, relating to the financial statements of Knightscope, Inc., which appears in the Annual Report on Form 10-K of Knightscope, Inc. for the year ended December 31, 2024.

/s/ BPM LLP

San Jose, California
October 24, 2025